As filed with the Securities and Exchange Commission on February 13, 2024

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IMMUNIC, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	56-2358443 (I.R.S. Employer Identification Number)

1200 Avenue of the Americas, Suite 200
New York, NY 10036
(Address, including zip code, and telephone number, including area code, of principal executive offices)

Dr. Daniel Vitt
1200 Avenue of the Americas, Suite 200
New York, NY 10036
(332) 255-9818
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Ilan Katz, Esq.
Dentons US LLP
1221 Avenue of the Americas
New York, NY 10020-1089
Telephone: (212) 768-6700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐ Non-accelerated filer ☒	Accelerated filer ☐ Smaller reporting company ☒ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 13, 2024

PRELIMINARY PROSPECTUS

Common Stock

This prospectus relates solely to the resale or other disposition by the selling stockholders named herein of up to (i) 44,751,286 shares of our common stock and (ii) 11,193,564 shares of our common stock issuable upon exercise of pre-funded warrants, all of which were initially issued by us pursuant to the Securities Purchase Agreement dated as of January 4, 2024 by and among us and the selling stockholders. We are registering these shares of common stock on behalf of the selling stockholders to satisfy certain registration rights that we have granted to the selling stockholders.

The selling stockholders, or their respective pledgees, donees, transferees or other successors-in-interest, may, from time to time, resell, transfer, or otherwise dispose of any or all of the shares of common stock at prevailing market prices at the time of sale, at prices related to prevailing market prices or at privately negotiated prices, to or through underwriters, broker-dealers, agents, or through any other means described in the section of this prospectus titled “Plan of Distribution.”

We are not selling any shares of common stock under this prospectus, and will not receive any proceeds from the sale of these shares of common stock. The selling stockholders will each bear their respective commissions and discounts, if any, attributable to the sale or disposition of the shares of common stock held by such selling stockholder. We will bear all costs, expenses and fees in connection with the registration of the shares of common stock. We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “IMUX.” On February 12, 2024, the closing price of our common stock on the Nasdaq Global Select Market was $1.23 per share.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” on page 8 of this prospectus and under similar headings in other documents that are incorporated by reference into this prospectus contained in our filings made with the Securities and Exchange Commission, and any applicable prospectus supplement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is , 2024.

TABLE OF CONTENTS

Page

ABOUT THIS PROSPECTUS	1
Cautionary Note Regarding Forward-Looking Statements	1
PROSPECTUS SUMMARY	3
Company Overview	3
Corporate Information	5
ABOUT THIS OFFERING	7
RISK FACTORS	8
Risks Related to the Offering and Shares of Our Common Stock	8
USE OF PROCEEDS	13
SELLING STOCKHOLDERS	13
PLAN OF DISTRIBUTION	17
LEGAL MATTERS	19
EXPERTS	19
WHERE YOU CAN FIND MORE INFORMATION	19
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	19
PART II INFORMATION NOT REQUIRED IN PROSPECTUS	22
Item 14. Other Expenses of Issuance and Distribution.	22
Item 15. Indemnification of Directors and Officers.	22
Item 16. Exhibits.	23
Item 17. Undertakings.	23
EXHIBIT INDEX	25
SIGNATURES	26
POWER OF ATTORNEY	26

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf’ registration process. This prospectus describes the general manner in which the selling stockholders identified in this prospectus may offer from time to time in one or more transactions up to 55,944,850 shares of our common stock.

This prospectus only provides you with a general description of the shares of common stock that may be sold in these transactions. If necessary, the specific manner in which the shares of common stock may be offered and sold will be described in one or more supplements to this prospectus, which supplement(s) may also add, update or change any of the information contained in this prospectus. This prospectus does not contain all of the information included in the registration statement we filed with the SEC. For further information about us or the shares of common stock offered hereby, you should carefully read this prospectus, any applicable prospectus supplement, any related free writing prospectuses, the information and documents incorporated herein by reference and the additional information under the heading “Where You Can Find More Information,” before making an investment decision.

You should rely only on the information contained or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectuses that we may authorize to be provided to you. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell the common stock and it is not soliciting an offer to buy the common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any applicable prospectus supplement or any related free writing prospectuses, as well as information we have previously filed with the SEC, and incorporated by reference, is accurate only as of the date on the cover of those documents. If any statement in one of these documents is inconsistent with a statement in another document having a later date----for example, a document incorporated by reference in this prospectus----the statement in the document having the later date modifies or supersedes the earlier statement as our business, financial condition, results of operations and prospects may have changed since the earlier dates. To the extent there are inconsistencies between any prospectus supplement, this prospectus and/or any documents incorporated by reference, the document with the most recent date will control.

Cautionary Note Regarding Forward-Looking Statements

In addition to historical information, this prospectus and the documents we have filed with the SEC that are incorporated herein by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act’), Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act’), and the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements that may be preceded by, or contain, words such as “may,” “will,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “predict,” “potential,” “might,” “could,” “would,” “should” or similar expressions and the negatives of those terms, or other words indicating future results or expectations, though not all forward-looking statements necessarily contain these identifying words. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Such statements may include, but are not limited to, statements concerning the following:

•	the strategies, prospects, plans, expectations and objectives of management;

•	our ability to maintain compliance with Nasdaq listing standards;

•	strategies with respect to our drug development programs, including expected timing and results of clinical trials and anticipated clinical milestones, the potential for our drug candidates to safely and effectively target diseases, and their commercial potential;

•	our estimates regarding future financial position, future revenue (if any), projected expenses, capital requirements, projected cash requirements, sufficiency of cash and needs for additional financing;

•	the availability of funding for future operations, and possible sources and types of funding;

•	our ability to protect intellectual property rights and our intellectual property position;

•	future economic conditions or performance;

•	proposed products or product candidates;

•	our ability to retain key personnel;

•	our ability to maintain effective internal control over financial reporting; and

•	beliefs and assumptions underlying any of the foregoing.

Forward-looking statements involve known and unknown risks, uncertainties and other factors, many of which are beyond our control, that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including those described in “Risk Factors” beginning on page 8 of this prospectus and in the documents incorporated by reference into this prospectus and elsewhere in this prospectus. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we reference in this prospectus, and have filed with the SEC as exhibits, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in, or incorporated by reference into, this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in shares of our common stock and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus and the documents incorporated by reference in this prospectus. You should read all such documents carefully and you should pay special attention to the information contained under the caption entitled “Risk Factors” in this prospectus, in our Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, and in our other reports filed from time to time with the SEC, which are incorporated by reference into this prospectus, before deciding to buy shares of our common stock. Unless the context requires otherwise, references in this prospectus to “Immunic,” “we,” “us” and “our” refer to Immunic, Inc. and its subsidiaries.

Company Overview

Immunic, Inc. ("Immunic," “we,” “us,” “our” or the "Company") is a biotechnology company developing a clinical pipeline of selective oral immunology therapies focused on treating chronic inflammatory and autoimmune diseases. We are headquartered in New York City with our main operations in Gräfelfing near Munich, Germany. We currently have 77 employees.

We are pursuing clinical development of orally administered, small molecule programs, each of which has unique features intended to directly address the unmet needs of patients with serious chronic inflammatory and autoimmune diseases. These include the vidofludimus calcium (IMU-838) program, which is in Phase 3 clinical development for patients with multiple sclerosis (“MS”) and which has shown therapeutic activity in Phase 2 clinical trials in patients suffering from relapsing-remitting MS, progressive MS and moderate-to-severe ulcerative colitis; the IMU-856 program, which is targeted to regenerate bowel epithelium and restore intestinal barrier function, which could potentially be applicable in numerous gastrointestinal diseases, such as celiac disease, inflammatory bowel disease (“IBD”), short bowel syndrome and irritable bowel syndrome with diarrhea; and the IMU-381 program, which is a next generation molecule being developed to specifically address the needs of gastrointestinal diseases.

The following table summarizes the potential indications, clinical targets and clinical development status of our three product candidates:

Our most advanced drug candidate, vidofludimus calcium (IMU-838), is being tested in several ongoing MS trials as part of its overall clinical program in order to support a potential approval for patients with MS in major markets. The Phase 3 ENSURE program of vidofludimus calcium in relapsing multiple sclerosis, comprising twin studies evaluating efficacy, safety, and tolerability of vidofludimus calcium versus placebo, and the Phase 2 CALLIPER trial of vidofludimus calcium in progressive multiple sclerosis, designed to corroborate vidofludimus calcium’s neuroprotective potential, are ongoing. On October 9, 2023, we announced positive interim data from the CALLIPER trial, showing biomarker evidence that vidofludimus calcium’s activity extends beyond the previously observed anti-inflammatory effects, thereby further reinforcing its neuroprotective potential. Top-line data from the CALLIPER trial, for which the recruitment of in total 467 patients was completed in August 2023, is expected to be available in April 2025. Moreover, we currently expect to report an interim futility analysis of the ENSURE program in late 2024 and to read-out the first of the ENSURE trials in the second quarter of 2026. Although we currently believe that each of these goals is achievable, they are each dependent on numerous factors, most of which are not under our direct control and can be difficult to predict. We plan to periodically review this assessment and provide updates of material changes as appropriate.

If approved, we believe that vidofludimus calcium, with combined neuroprotective, anti-inflammatory, and antiviral effects, has the potential to be a unique treatment option targeted to the complex pathophysiology of MS. Preclinical data showed that vidofludimus calcium activates the neuroprotective transcription factor nuclear receptor related 1 (“Nurr1”), which is associated with direct neuroprotective properties and may enhance the potential benefit for patients. Additionally, vidofludimus calcium is a known inhibitor of the enzyme dihydroorotate dehydrogenase (“DHODH”), which is a key enzyme in the metabolism of overactive immune cells and virus-infected cells. This mechanism is associated with the anti-inflammatory and antiviral effects of vidofludimus calcium. We believe that the combined mechanisms of vidofludimus calcium are unique in the MS space and support the therapeutic performance shown in our Phase 2 EMPhASIS trial in relapsing-remitting MS patients, in particular, via data illustrating the potential to reduce magnetic resonance imaging lesions, prevent relapses, reduce the rate of disability progression, and reduce levels of serum neurofilament light chain (“NfL”), an important biomarker of neuronal damage. Vidofludimus calcium has shown in clinical trials reported to date a consistent pharmacokinetic, safety and tolerability profile and has already been exposed to more than 1,400 human subjects and patients in either of the drug’s formulations.

IMU-856 is an orally available and systemically acting small molecule modulator that targets Sirtuin 6 (“SIRT6”), a protein which serves as a transcriptional regulator of intestinal barrier function and regeneration of bowel epithelium. Based on preclinical data, we believe this compound may represent a unique treatment approach, as the mechanism of action targets the restoration of the intestinal barrier function and bowel wall architecture in patients suffering from gastrointestinal diseases such as celiac disease, IBD, short bowel syndrome, irritable bowel syndrome with diarrhea and other intestinal barrier function associated diseases. Based on preclinical investigations demonstrating no suppression of immune cells, IMU-856 may have the potential to maintain immune surveillance for patients during therapy, which would be an important advantage versus immunosuppressive medications and may allow the potential for combination with available treatments in gastroenterological diseases.

Data from the final portion of a Phase 1 clinical trial in celiac disease patients during periods of gluten-free diet and gluten challenge demonstrated positive effects for IMU-856 over placebo in four key dimensions of celiac disease pathophysiology: protection of the gut architecture, improvement of patients’ symptoms, biomarker response, and enhancement of nutrient absorption. IMU-856 was also observed to be safe and well-tolerated in this trial. We are currently preparing clinical Phase 2 testing of IMU-856 in patients with ongoing active celiac disease (“OACD”) despite gluten-free diet, while also considering further potential clinical applications in other gastrointestinal disorders.

Immunic has selected IMU-381 as a development candidate to specifically address the needs of gastrointestinal diseases. IMU-381 is a next generation molecule with improved overall properties, supported by a series of chemical derivatives. IMU-381 is currently in preclinical testing.

Additional research and development activities remain ongoing through preclinical research examining the potential to treat a broad set of neuroinflammatory, autoimmune and viral diseases with new molecules leveraging our chemical and pharmacological research platform as well as generated intellectual property in these areas.

We expect to continue to lead most of our research and development activities from our Gräfelfing, Germany location, where dedicated scientific, regulatory, clinical and medical teams conduct their activities. Due to these teams' key relationships with local and international service providers, we anticipate that this will result in more timely and cost-effective execution of our development programs. In addition, we are using our subsidiary in Melbourne, Australia to perform research and development activities in the Australasia region. We also conduct preclinical work in Halle/Saale, Germany through a collaboration with the Fraunhofer Institute.

Our business, operating results, financial condition and growth prospects are subject to significant risks and uncertainties, including the failure of our clinical trials to meet their endpoints, failure to obtain regulatory approval and failure to obtain needed additional funding on acceptable terms, if at all, to complete the development and commercialization of our three development programs.

Acquisition History

Our wholly-owned subsidiary Immunic AG acquired vidofludimus calcium and izumerogant in September 2016 through asset acquisitions from 4SC AG (hereinafter, “4SC”), a publicly traded company based in Planegg-Martinsried, Germany. On March 31, 2021, Immunic AG and 4SC entered into a Settlement Agreement, pursuant to which Immunic AG settled its remaining obligation of a 4.4% royalty on net sales for $17.25 million. The payment was made 50% in cash and 50% in shares of Immunic’s common stock.

Our rights to IMU-856 are secured pursuant to an option and license agreement (the “Daiichi Sankyo Option”) with Daiichi Sankyo Co., Ltd. (hereinafter, "Daiichi Sankyo") in Tokyo, Japan. On January 5, 2020, Immunic AG exercised its option under the Daiichi Sankyo Option to acquire the exclusive global rights to commercialize IMU-856. The license also grants Immunic AG the rights to Daiichi Sankyo’s patent application related to IMU-856. Concurrent with the option exercise, Immunic AG paid to Daiichi Sankyo a one-time upfront licensing fee. Going forward, Daiichi Sankyo is eligible to receive future development, regulatory and sales milestone payments, as well as royalties related to IMU-856.

Commercialization Strategy

Our products are being developed with the aim of demonstrating meaningful improvements over the current standard of care in a number of chronic inflammatory and autoimmune diseases. Our focus to date has been to execute state-of-the-art clinical trials in an efficient manner in order to show clinically meaningful benefits that ultimately facilitate broad commercial adoption in major markets, either by ourselves or through partnerships.

We expect to continue to lead most of our research and development activities from our Grafelfing, Germany location, where dedicated scientific, regulatory, clinical and medical teams conduct their activities. Due to these teams’ key relationships with local and international service providers, we anticipate that this is likely to result in more timely, cost-effective execution of our development programs. In addition, we leverage our global presence, including our subsidiary based in Melbourne, Australia, to expedite early clinical development of our programs.

Corporate Information

Prior to April 12, 2019, we were a clinical-stage biotherapeutic company known as Vital Therapies, Inc. that had historically been focused on the development of a cell-based therapy targeting the treatment of acute forms of liver failure. Vital Therapies, Inc. was originally incorporated in the State of California in May of 2003 as Vitagen Acquisition Corp., subsequently changed its name to Vital Therapies, Inc. in June 2003, and reincorporated in Delaware in January 2004. In April 2019, we completed an exchange transaction with Immunic AG pursuant to which holders of ordinary shares of Immunic AG exchanged all of their shares for shares of our common stock, resulting in Immunic AG becoming our wholly owned subsidiary. Following the exchange, we changed our name to Immunic, Inc. and we became a clinical-stage biopharmaceutical company focused on the development of selective oral therapies in immunology with the goal of becoming a leader in treatments for chronic inflammatory and autoimmune diseases.

Our corporate headquarters are located at 1200 Avenue of the Americas, Suite 200, New York, New York 10036. We also have an office at Lochhamer Schlag 21, 82166 Graefelfing, Germany and a research laboratory in Planegg, Germany. Our telephone number is (332) 255-9818.

We maintain a website at www.imux.com. The information contained on, or that can be accessed through, the website is not a part of this Annual Report on Form 10-K.

Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are available free of charge through the investor relations page of our internet website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

ABOUT THIS OFFERING

This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 55,944,850 shares of our common stock. All of the shares, if and when sold, will be sold by the selling stockholders. The selling stockholders may sell their shares of common stock from time to time at prices and on terms that will be determined by each selling stockholder at the time of sale. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

Common Stock Offered by the Selling Stockholders:	Up to 55,944,850 shares of common stock, par value $0.0001 per share.
Terms of the Offering:	Each selling stockholder will determine when and how it sells the shares of common stock offered in this prospectus, as described in “Plan of Distribution.”
Common Stock Outstanding at January 31, 2024:	45,177,730 shares.
Use of Proceeds:	We will not receive any proceeds from the sale of up to 55,944,850 shares of common stock by the selling stockholders under this prospectus.
Risk Factors:

An investment in the common stock offered under this prospectus involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus and in the documents incorporated by reference into this prospectus for a discussion of factors you should consider carefully when making an investment decision.

Nasdaq Symbol:	IMUX

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement, before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

Risks Related to the Offering and Shares of Our Common Stock

We have a limited operating history with our current business plan, have incurred significant losses since 2016, anticipate that we will continue to incur significant and increasing losses for the foreseeable future and may never achieve or maintain profitability. The absence of any commercial sales and our limited operating history make it difficult to assess our future viability.

We are a development-stage pharmaceutical company with a limited operating history with our current business plan. Our net losses were $120.4 million and $92.9 million for the years ended December 31, 2022 and 2021, respectively. As of September 30, 2023, we had an accumulated deficit of $389.3 million to date and have not generated any revenue from our current product candidates. Moreover, Immunic AG, the company’s operating subsidiary, has only a limited operating history upon which stockholders can evaluate our business and prospects, is not profitable and has incurred losses in each year since its inception in 2016. In addition, we have limited experience and have not yet demonstrated an ability to successfully overcome many of the risks and uncertainties frequently encountered by companies in new and rapidly evolving fields, particularly in the biotechnology industry.

We have devoted substantially all of our financial resources to identify, acquire and develop our product candidates, including providing general and administrative support for our operations. We expect our losses to increase as we continue to conduct clinical trials and continue to develop our lead product candidates. We expect to continue to invest significant funds into the research and development of our current product candidates to determine the potential to advance these product candidates to seek regulatory approval. To date, we have financed our operations primarily through the sale of equity securities. The amount of our future net losses will depend, in part, on the rate of our future expenditures and our ability to obtain funding through equity or debt financings, strategic collaborations or grants.

We do not expect to generate significant revenue unless and until we are able to obtain marketing approval for, and successfully commercialize, any current or future product candidate. However pharmaceutical product development is an extremely costly and highly speculative undertaking and involves a substantial degree of risk. In addition, if we obtain regulatory approval to market a product candidate, our future revenue will depend upon the size of any markets in which our product candidates may receive regulatory approval, and our ability to achieve sufficient market acceptance, pricing, reimbursement from third-party payors, and adequate market share for our product candidates. Even if we eventually obtain adequate market share for our product candidates, to the extent they receive regulatory and market approval, the potential markets for our product candidates may not be large enough for us to become profitable.

We expect to continue to incur significant expenses and increasing operating losses for the foreseeable future, and our expenses will increase substantially if and as we:

•	continue the clinical development of our product candidates;

•	continue efforts to discover, develop and/or acquire new product candidates;

•	undertake the manufacturing of our product candidates for clinical development and, potentially, commercialization, or increase volumes manufactured by third parties;

•	advance our programs into larger, more expensive clinical trials;

•	initiate additional preclinical, clinical, or other trials or studies for our product candidates;

•	seek regulatory and marketing approvals and reimbursement for our product candidates;

•	experience any delays or encounter issues with the development and process for regulatory approval of our product candidates such as safety issues, clinical trial patient accrual delays, longer follow-up for planned studies, additional major studies or supportive studies necessary to support marketing approval;

•	establish a sales, marketing and distribution infrastructure to commercialize any products for which we may obtain marketing approval and market for our self;

•	make milestone, royalty or other payments under any third-party license agreements;

•	seek to maintain, protect and expand our intellectual property portfolio;

•	seek to retain current skilled personnel and attract additional personnel; and

•	add operational, financial and management, and information systems personnel, including personnel to support our product development and commercialization efforts.

Further, the net losses we incur may fluctuate significantly from quarter to quarter and year to year, such that a period-to-period comparison of our results of operations may not be a good indication of our future performance. Failure to become and remain profitable would decrease the value of our company and the trading price of our common stock and could impair our ability to raise capital, expand our business, maintain our development efforts, expand our pipeline of product candidates or continue our operations.

Investment in our common stock is speculative and involves a high degree of risk. You may lose your entire investment.

Shares of our common stock may not earn any positive return in the short term or long term. Investing in our common stock is speculative and involves a high degree of risk and should be undertaken only by investors whose financial resources are sufficient to enable them to assume such risks and who have no need for immediate liquidity in their investment. Purchasing shares of our common stock is appropriate only for investors who have the capacity to absorb a loss of some or all of their holdings.

We will not receive any of the proceeds from the sale of shares of common stock in this offering, so your purchase of shares will not directly benefit the Company.

The selling stockholders will receive all of the net proceeds from the sale of shares of common stock in this offering. We will not receive any proceeds from the sale of shares of common stock in this offering, so we will not directly benefit from your purchase. We will, however, bear the costs and expenses incurred in connection with the registration of these shares of common stock.

The market price for shares of our common stock is volatile and subject to wide fluctuations in response to numerous factors, many of which are beyond our control.

The market price of our common stock has been, and is expected to continue to be, subject to significant fluctuations. Market prices for securities of early-stage pharmaceutical, biotechnology and other life sciences companies have historically been particularly volatile. Some of the factors that may cause the market price of our common stock to fluctuate include:

•	reports on, or the perception of, clinical trial progress, or the lack thereof, such as our announcement on October 20, 2022 of the interim group-level data of our phase 1b clinical trial of IMU-935 in psoriasis, which resulted in a significant decline in the market price of our common stock;

•	our ability to obtain regulatory approvals for our product candidates, and delays or failures to obtain such approvals;

•	failure of any of our approved product candidates to achieve commercial success;

•	failure to maintain our existing third-party license, supply and manufacturing agreements;

•	failure by us or our licensors to prosecute, maintain, or enforce our intellectual property rights;

•	changes in laws or regulations (or their interpretation) applicable to our product candidates;

•	any inability to obtain adequate supply of our product candidates or the inability to do so at acceptable prices, whether for clinical trials or for commercial supply should any of our product candidates receive regulatory approval for marketing;

•	adverse regulatory authority decisions or delays;

•	introduction of new products, services, or technologies by our competitors;

•	failure to meet or exceed financial and development projections that we may provide to the public;

•	failure to meet or exceed the financial and development projections of the investment community;

•	the perception of the pharmaceutical industry in general, and companies addressing our disease indications in particular, by the public, legislatures, regulators and the investment community;

•	announcements of significant acquisitions, strategic collaborations, joint ventures, or capital commitments by us or our competitors;

•	disputes or other developments relating to proprietary rights, including patents, litigation matters, and our ability to obtain patent protection for our technologies;

•	additions or departures of key personnel;

•	significant lawsuits, including patent, product liability or stockholder litigation;

•	if securities or industry analysts do not publish research or reports about our business, or if they issue negative or misleading opinions regarding our business and stock;

•	changes in the market valuations of similar companies;

•	general market or macroeconomic conditions;

•	sales of common stock, or expected sales, by the company or our stockholders in the future;

•	trading volume of our common stock;

•	announcements by commercial partners or competitors of new commercial products, clinical progress or the lack thereof, significant contracts, commercial relationships or capital commitments;

•	adverse publicity relating to the markets in which we operate, including with respect to other products and product candidates in such markets;

•	the introduction of technological innovations or new therapies that compete or might compete with our product candidates;

•	changes in the structure of healthcare payment systems; and

•	period-to-period fluctuations in our financial results.

Moreover, stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations have had, and can be expected to continue to have, adverse effects on the trading price of our common stock.

In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm our profitability and reputation.

Additionally, a decrease in our stock price may cause our common stock to no longer satisfy the continued listing standards of The Nasdaq Global Select Market. If we are not able to maintain the requirements for listing on The Nasdaq Global Select Market, we could be delisted, which would likely result in an immediate and significant decline in the trading price and liquidity of our stock, and would have a materially adverse effect on our ability to raise additional funds.

Our failure to meet the $1.00 minimum bid price or other continued listing requirements of Nasdaq could result in a delisting of our common stock, which could negatively impact the market price and liquidity of our common stock and our ability to access the capital markets.

Any Nasdaq action relating to a delisting could have a negative effect on the price of our common stock, impair the ability to sell or purchase our common stock when persons wish to do so, and any such delisting action may materially adversely affect our ability to raise capital or pursue strategic restructuring, refinancing or other transactions on acceptable terms, or at all. Delisting from the Nasdaq Global Select Market could also have other negative results, including the potential loss of institutional investor interest, reduced research coverage, and fewer business development opportunities.

In the event of any delisting or potential delisting, we may attempt to take actions to restore our compliance with Nasdaq’s listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock to remain listed or be re-listed, stabilize the market price or improve the liquidity of our common stock, maintain a minimum closing bid price of $1.00 per share for 10 consecutive trading days as required for continued listing on the Nasdaq Global Select Market pursuant to Nasdaq Listing Rule 5450(a)(1) or prevent future non-compliance with Nasdaq’s listing requirements.

Your ownership interest will be diluted and our stock price could decline when we issue additional shares of common stock.

We expect to issue from time to time in the future additional shares of our common stock or securities convertible into, or exercisable or exchangeable for, shares of our common stock, in connection with possible financings, acquisitions, equity incentives for employees or otherwise. Any such issuance could result in substantial dilution to existing stockholders and cause the trading price of our common stock to decline.

We have never paid cash dividends and investors should not expect us to do so in the foreseeable future.

The current expectation is that we will retain any future earnings to fund the development and growth of our business. As a result, any capital appreciation of our common stock will be stockholders’ sole source of any gain for the foreseeable future.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our share price and trading volume could decline.

The trading market for shares of our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business, which research and reports are not and would not be subject to our control. We currently receive research coverage by securities analysts, but industry analysts that currently cover us may cease to do so. If industry analysts cease coverage of our company, the trading price for our common stock could be materially and adversely impacted. If one or more of the analysts who cover us downgrade the common stock or publish inaccurate or unfavorable research about our business, our share price may be materially and adversely impacted. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our shares could decrease, which might cause our share price, trading volume and liquidity to decline.

A decline in the price of our common stock could affect our ability to raise any required working capital and adversely impact our operations.

A decline in the price of our common stock could result in a reduction in the liquidity of the common stock and a reduction in our ability to raise any required capital for our operations. A reduction in our ability to raise equity capital in the future may have a material adverse effect upon our business plan and operations. If our share price declines, we may not be able to raise additional capital or generate funds from operations sufficient to meet our obligations.

If our stockholders do not approve an increase in the number of authorized shares of our common stock, our ability to raise additional capital, to fund our operations and to incentivize our employees will be extremely limited.

We currently have 130,000,000 shares of common stock authorized for issuance and a total of 45,177,730 shares issued and outstanding as of January 31, 2024. We have asked our stockholders to approve an amendment to our certificate of incorporation to increase our authorized shares of common stock to 500,000,000 shares, at a Special Meeting of Stockholders to be held on March 4, 2024. The Securities Purchase Agreement with the selling stockholders named in this prospectus requires us to submit this proposal to our stockholders for approval at the Special Meeting and, if not approved, to resubmit this proposal to stockholders for approval at least semi-annually until approval is obtained. If holders of a majority of the total outstanding shares of our common stock do not vote in favor of this proposal at the Special Meeting on March 4, 2024, our ability to raise additional equity financing will be severely limited, which will impair our ability to fund the future needs of our business, unless and until we are able to generate sufficient revenue from operations.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the 55,944,850 shares of common stock by the selling stockholders under this prospectus (and/or their respective pledgees, donees, transferees, distributees, or other successors in interest that receive any such shares as a gift, partnership distribution or other non-sale related transfer).

We will incur all costs associated with the preparation and filing of the registration statement of which this prospectus is a part. The selling stockholders will each bear their respective brokerage fees, commissions and discounts, fees and other expenses, if any, attributable to the sale or disposition of the shares held by such selling stockholder.

SELLING STOCKHOLDERS

The selling stockholders acquired the shares of common stock being registered for resale under this prospectus pursuant to a Securities Purchase Agreement, dated January 4, 2024, by and among us and the selling stockholders. Pursuant to the Securities Purchase Agreement, we issued and sold in a private placement to select accredited investors and certain existing investors: (i) 44,751,286 shares of our common stock, par value $0.0001 per share, at a purchase price of $1.43 per share; and (ii) 11,193,564 pre-funded warrants at a purchase price of $1.43 per pre-funded warrant, to purchase shares of our common stock for an exercise price of $0.0001 per share of common stock.

The pre-funded warrants are immediately exercisable and remain exercisable until exercised in full. However, under the terms of the pre-funded warrants, a selling stockholder may not exercise the pre-funded warrants to the extent such exercise would cause such selling stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 9.90% (or for selling stockholders who so elect, 5.99%) of our then outstanding shares of common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of such pre-funded warrants which have not been exercised. The number of shares of common stock in the columns below do not reflect this limitation.

The private placement closed on January 8, 2024. The gross proceeds of the private placement were approximately $80.0 million, before deducting offering expenses payable by us. We intend to use the net proceeds from the private placement to fund the ongoing clinical development of our three lead product candidates, vidofludimus calcium (IMU-838), IMU-935 and IMU-856, and for other general corporate purposes.

The Securities Purchase Agreement provides for the registration for resale of the (i) 44,751,286 shares of our common stock sold in the private placement and (ii) 11,193,564 shares of our common stock issuable upon exercise of pre-funded warrants sold in the private placement. This prospectus registers the total of 55,944,850 shares of common stock for resale by the selling stockholders.

All information with respect to share ownership of each of the selling stockholders has been furnished by the respective selling stockholder. The shares being offered are being registered to permit public secondary trading of such shares and each selling stockholder may offer all or part of the shares it owns for resale from time to time in one or more transactions pursuant to this prospectus. To our knowledge, other than the relationships described herein, no selling stockholder or any of its affiliates has any family relationships with our officers, directors or controlling stockholders. Information in the table below is based on 45,177,730 shares of our common stock outstanding on January 31, 2024.

If a selling stockholder is an affiliate of broker-dealers, it and any participating broker-dealers are deemed to be “underwriters” within the meaning of the Securities Act, and any commissions or discounts given to the selling stockholder or broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act.

The term “selling stockholder” also includes any transferees, pledgees, donees, or other successors in interest to the selling stockholder. To our knowledge, each selling stockholder has sole voting and investment power with respect to its shares of common stock, except as otherwise indicated in the footnotes to the table below. We will file a supplement to this prospectus (or a post-effective amendment hereto, if necessary) to name successors to selling stockholders who are able to use this prospectus to resell the shares of common stock registered hereby.

Selling Stockholder	Shares Beneficially Owned Before the Offering[i]		Maximum Number of Shares to be Offered in the Offeringii	Shares Beneficially Owned Immediately After Sale of Maximum Number of Shares in the Offering
	Number	Percentageiii		Number	Percentageiii

Adage Capital Partners L.P.[1]	5,594,406	12.4%	5,594,406	—	—
Certain funds managed by RTW Investments, LP2	5,594,479	12.4%	5,594,479	—	—
Biotechnology Value Fund, L.P.[3]	9,161,158	20.3%	9,161,158	—	—
Biotechnology Value Fund II, L.P.[4]	7,161,086	15.9%	7,161,086	—	—
Biotechnology Value Trading Fund OS LP5	905,625	2%	905,625	—	—
MSI BVF SPV, LLC[6]	255,254	*	255,254	—	—
683 Capital Partners, LP7	699,301	1.5%	699,301	—	—
Janus Henderson Biotech Innovation Master Fund Limited[8]	6,993,007	15.5%	6,993,007	—	—
Soleus Private Equity Fund III, L.P.[9]	4,895,105	10.8%	4,895,105	—	—
Soleus Capital Master Fund, LP10	2,397,902	5.3%	2,097,902	300,000	*
Altium Growth Fund, LP11	699,301	1.5%	699,301	—	—
Nineteen77 Global Multi-Strategy Alpha Master Limited[12]	279,721	*	279,721	—	—
Avidity Private Master Fund I LP13	6,188,878	13.7%	6,188,878	—	—
Avidity Master Fund LP14	4,300,745	9.5%	4,300,745	—	—
Boothbay Diversified Alpha Master Fund, LP15	107,018	*	107,018	—	—
Boothbay Absolute Return Strategies, LP16	191,917	*	191,917	—	—
Ikarian Healthcare Master Fund, LP17	819,947	1.8%	819,947	—	—

________________

* Less than 1%

i This table is based upon information supplied by the selling stockholders, which information may not be accurate as of the date hereof. We have determined beneficial ownership in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the selling stockholders named in the table above have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. Shares of common stock issuable upon exercise of the pre-funded warrants as well as shares of common stock subject to warrants, options or rights currently exercisable, or exercisable within 60 days of January 31, 2024, are counted as beneficially owned by the selling stockholder.

ii Represents all of the shares of our common stock that a selling stockholder may offer and sell from time to time under this prospectus, including shares issuable upon the exercise of pre-funded warrants issued in the private placement, and assumes all of the shares of common stock offered are sold.

iii Based on 45,177,730 shares of our common stock outstanding on January 31, 2024.

1 Bob Atchinson and Phillip Gross are the managing members of Adage Capital Advisors, L.L.C., which is the managing member of Adage Capital Partners GP, L.L.C., which is the general partner of Adage Capital Partners, L.P., and each such person or entity, as the case may be, may be deemed the beneficial owner of the shares of common stock held by Adage Capital Partners L.P. The business address of Adage Capital Partners L.P. is 200 Clarendon Street, 52nd Floor, Boston, MA 02116.

2 Consists of 4,567,717 shares of common stock and 1,026,762 shares underlying pre-funded warrants held in the aggregate by RTW Master Fund, Ltd., RTW Innovation Master Fund, Ltd., and RTW Biotech Opportunities Ltd (the “RTW Funds”). RTW Investments, LP (“RTW”), in its capacity as the investment manager of the RTW Funds, has the power to vote and the power to direct the disposition of the shares held by the RTW Funds. Accordingly, RTW may be deemed to be the beneficial owner of such securities. Roderick Wong, M.D., as the Managing Partner of RTW, has the power to direct the vote and disposition of the securities held by RTW. Dr. Wong disclaims beneficial ownership of the shares held by the RTW Funds, except to the extent of his pecuniary interest therein. The address and principal office of RTW Investments, LP is 40 10th Avenue, Floor 7, New York, NY 10014, and the address of Dr. Wong and each of the RTW Funds is c/o RTW Investments, LP, 40 10th Avenue, Floor 7, New York, NY 10014.

3 Consists of 4,665,158 shares of common stock and 4,496,000 shares underlying pre-funded warrants held by Biotechnology Value Fund, L.P. BVF I GP LLC is the general partner of Biotechnology Value Fund, L.P. and, accordingly, may be deemed to beneficially own the securities held by Biotechnology Value Fund, L.P. BVF GP Holdings LLC is the sole member of BVF I GP LLC and, accordingly, may be deemed to beneficially own the securities held by Biotechnology Value Fund, L.P. BVF Partners L.P., as the investment manager of Biotechnology Value Fund, L.P., may be deemed to beneficially own the securities held by Biotechnology Value Fund, L.P. BVF Inc., as the general partner of BVF Partners L.P., and Mark N. Lampert, as an officer and director of BVF, Inc., may be deemed to beneficially own the securities beneficially owned by Biotechnology Value Fund, L.P. BVF I GP LLC disclaims beneficial ownership of the shares beneficially owned by Biotechnology Value Fund, L.P. BVF GP Holdings LLC disclaims beneficial ownership of the shares beneficially owned by Biotechnology Value Fund, L.P. Each of BVF Partners L.P., BVF Inc., and Mr. Lampert disclaims beneficial ownership of the shares beneficially owned by Biotechnology Value Fund, L.P. The business address of Biotechnology Value Fund, L.P. is 44 Montgomery Street, 40th Floor, San Francisco, CA 94104.

4 Consists of 3,646,658 shares of common stock and 3,514,428 shares underlying pre-funded warrants held by Biotechnology Value Fund II, L.P. BVF II GP LLC is the general partner of Biotechnology Value Fund II, L.P. and, accordingly, may be deemed to beneficially own the securities held by Biotechnology Value Fund II, L.P. BVF GP Holdings LLC is the sole member of BVF II GP LLC and, accordingly, may be deemed to beneficially own the securities held by Biotechnology Value Fund II, L.P. BVF Partners L.P., as the investment manager of Biotechnology Value Fund II, L.P., may be deemed to beneficially own the securities held by Biotechnology Value Fund II, L.P. BVF Inc., as the general partner of BVF Partners L.P., and Mark N. Lampert, as an officer and director of BVF Inc., may be deemed to beneficially own the securities beneficially owned by Biotechnology Value Fund II, L.P. BVF II GP LLC disclaims beneficial ownership of the shares beneficially owned by Biotechnology Value Fund II, L.P. BVF GP Holdings LLC disclaims beneficial ownership of the shares beneficially owned by Biotechnology Value Fund II, L.P. Each of BVF Partners L.P., BVF Inc., and Mr. Lampert disclaims beneficial ownership of the shares beneficially owned by Biotechnology Value Fund II, L.P. The business address of Biotechnology Value Fund II, L.P. is 44 Montgomery Street, 40th Floor, San Francisco, CA 94104.

5 Consists of 461,173 shares of common stock and 444,452 shares underlying pre-funded warrants held by Biotechnology Value Trading Fund OS LP. BVF Partners OS Ltd. is the general partner of Biotechnology Value Trading Fund OS LP and, accordingly, may be deemed to beneficially own the securities beneficially owned by Biotechnology Value Trading Fund OS LP. BVF Partners L.P., as the sole member of BVF Partners OS Ltd., may be deemed to beneficially own the securities held by Biotechnology Value Trading Fund OS LP. BVF Inc., as the general partner of BVF Partners L.P., and Mark N. Lampert, as an officer and director of BVF Inc., may be deemed to beneficially own the securities beneficially owned by Biotechnology Value Trading Fund OS LP. BVF Partners OS Ltd. disclaims beneficial ownership of the shares beneficially owned by Biotechnology Value Trading Fund OS LP. Each of BVF Partners L.P., BVF Inc., and Mr. Lampert disclaims beneficial ownership of the shares beneficially owned by Biotechnology Value Trading Fund OS LP. The business address of Biotechnology Value Trading Fund OS LP is 44 Montgomery Street, 40th Floor, San Francisco, CA 94104.

6 Consists of 129,983 shares of common stock and 125,271 shares underlying pre-funded warrants held by MSI BVF SPV, LLC. BVF Partners L.P., as the investment manager of MSI BVF SPV, LLC, may be deemed to beneficially own the securities held by MSI BVF SPV, LLC. BVF Inc., as the general partner of BVF Partners L.P., and Mark N. Lampert, as an officer and director of BVF Inc., may be deemed to beneficially own the securities beneficially owned by MSI BVF SPV, LLC. Each of BVF Partners L.P., BVF Inc., and Mr. Lampert disclaims beneficial ownership of the shares beneficially owned by MSI BVF SPV, LLC. The business address of MSI BVF SPV, LLC is 44 Montgomery Street, 40th Floor, San Francisco, CA 94104.

7 683 Capital GP, LLC is the general partner of 683 Capital Partners, LP, and Joseph Patt, as member of 683 Capital GP, LLC, may be deemed to beneficially own the shares held by 683 Capital Partners, LP. Mr. Patt disclaims beneficial ownership of such shares, except to the extent of pecuniary interest therein (if any). 683 Capital Management, LLC is the investment manager of 683 Capital Partners, LP, and Ari Zweiman is the managing member of 683 Capital Management, LLC. As a result, each of 683 Capital Management, LLC and Mr. Zweiman may also be deemed to beneficially own the shares held by 683 Capital Partners, LP. Each of 683 Capital Management, LLC and Mr. Zweiman disclaims beneficial ownership of such shares, except to the extent of its or his pecuniary interest therein (if any). The business address of 683 Capital Partners, LP is 1700 Broadway Suite 4200, New York, NY 10019.

8 Such shares may be deemed to be beneficially owned by Janus Henderson Investors US LLC (“Janus”), an investment adviser registered under the Investment Advisers Act of 1940, who acts as investment adviser for Janus Henderson Biotech Innovation Master Fund Limited (the “Fund”) and has the ability to make decisions with respect to the voting or disposition of the shares subject to the oversight of the board of directors of the Fund. Under the terms of its management contract with the Fund, Janus has overall responsibility for directing the investments of the Fund in accordance with the Fund’s investment objective, policies and limitations. The Fund has one or more portfolio managers appointed by and serving at the pleasure of Janus who makes decisions with respect to the disposition of the shares of common stock offered hereby. The portfolio managers of the Fund are Andrew Acker, Daniel S. Lyons and Agustin Mohedas. The business address of the Fund is c/o Janus Henderson Investors US LLC, 151 Detroit Street, Denver, CO 80206.

9 Soleus Private Equity GP III, LLC is the sole general partner of Soleus Private Equity Fund III, L.P. Soleus Private Equity GP III, LLC holds voting and dispositive power over the shares held by Soleus Private Equity Fund III, L.P. Soleus PE GP III, LLC is the sole manager of Soleus Private Equity GP III, LLC. Guy Levy is the sole managing member of Soleus PE GP III, LLC. Each of Mr. Guy Levy, Soleus PE GP III, LLC, and Soleus Private Equity GP III, LLC disclaims beneficial ownership of these securities held by Soleus Private Equity Fund III, L.P., except to the extent of their respective pecuniary interests therein. The business address of Soleus Private Equity Fund III, L.P. is 104 Field Point Road, 2nd Floor, Greenwich, CT 06830.

10 Soleus Capital, LLC is the sole general partner of Soleus Capital Master Fund, L.P. and thus holds voting and dispositive power over the shares held by Soleus Capital Master Fund, L.P. Soleus Capital Group, LLC is the sole managing member of Soleus Capital, LLC. Guy Levy is the sole managing member of Soleus Capital Group, LLC. Each of Soleus Capital Group, LLC, Soleus Capital, LLC, and Mr. Guy Levy disclaims beneficial ownership of these securities held by Soleus Capital Master Fund, L.P., except to the extent of their respective pecuniary interests therein. The business address of Soleus Capital Master Fund, L.P. is 104 Field Point Road, 2nd Floor, Greenwich, CT 06830.

11 Altium Capital Management, LP, the investment manager of Altium Growth Fund, LP, has voting and investment power over these securities. Jacob Gottlieb is the managing member of Altium Capital Growth GP, LLC, which is the general partner of Altium Growth Fund, LP. Each of Altium Growth Fund, LP and Jacob Gottlieb disclaims beneficial ownership over these securities. The principal address of Altium Capital Management, LP is 152 West 57th Street, 20th Floor, New York, NY 10019.

12 UBS O’Connor LLC is the investment manager of Nineteen77 Global Multi-Strategy Alpha Master Limited. Blake Hiltabrand, as Global Head of UBS O’Connor LLC, and Bernard Ahkong and Casey Talbot, as Co-Chief Investment Officers of UBS O’Connor LLC’s Global Multi-Strategy portfolio, may be deemed to have the power to vote or dispose of the shares held by Nineteen77 Global Multi-Strategy Alpha Master Limited. Each of Mr. Hiltabrand, Mr. Ahkong, and Mr. Talbot disclaims beneficial ownership of the shares, except to the extent of his pecuniary interest therein (if any). In addition, Doyle Horn, Director at UBS O’Connor LLC, and Jeff Richmond, Executive Director at UBS O’Connor LLC, may be deemed to have voting or investment control over the shares held by Nineteen77 Global Multi-Strategy Alpha Master Limited. Each of Mr. Horn and Mr. Richmond disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein (if any). The business address of Nineteen77 Global Multi-Strategy Alpha Master Limited is c/o UBS O’Connor LLC, One North Wacker Drive, 31st Floor, Chicago, IL 60606.

13 Consists of 5,252,754 shares of common stock and 936,124 shares underlying pre-funded warrants held by Avidity Private Master Fund I LP. The general partner of Avidity Private Master Fund I LP is Avidity Capital Partners Fund (GP) LP, whose general partner is Avidity Capital Partners (GP) LLC. Avidity Partners Management LP is the investment manager of Avidity Private Master Fund I LP. Avidity Partners Management (GP) LLC is the general partner of Avidity Partners Management LP. David Witzke and Michael Gregory are the managing members of Avidity Capital Partners (GP) LLC and Avidity Partners Management (GP) LLC. Each of the foregoing entities and individuals may be deemed to beneficially own the securities held by Avidity Private Master Fund I LP, and each such entity and individual disclaims beneficial ownership over the securities, except to the extent of its or his pecuniary interest therein (if any). The business address of Avidity Private Master Fund I LP is 2828 N. Harwood Street, Suite 1220, Dallas, TX 75201.

14 Consists of 3,650,218 shares of common stock and 650,527 shares underlying pre-funded warrants held by Avidity Master Fund LP. The general partner of Avidity Master Fund LP is Avidity Capital Partners Fund (GP) LP, whose general partner is Avidity Capital Partners (GP) LLC. Avidity Partners Management LP is the investment manager of Avidity Master Fund LP. Avidity Partners Management (GP) LLC is the general partner of Avidity Partners Management LP. David Witzke and Michael Gregory are the managing members of Avidity Capital Partners (GP) LLC and Avidity Partners Management (GP) LLC. Each of the foregoing entities and individuals may be deemed to beneficially own the securities held by Avidity Master Fund LP, and each such entity and individual disclaims beneficial ownership over the securities, except to the extent of its or his pecuniary interest therein (if any). The business address of Avidity Master Fund LP is 2828 N. Harwood Street, Suite 1220, Dallas, TX 75201.

15 Boothbay Diversified Alpha Master Fund, LP is managed by Boothbay Fund Management LLC. Daniel Bloom, as Chief Financial Officer and Chief Commercial Officer of Boothbay Fund Management LLC, has voting or investment control over the shares held by Boothbay Diversified Alpha Master Fund, LP. Each of Boothbay Fund Management LLC and Mr. Bloom disclaims beneficial ownership of any such shares, except to the extent of its or his pecuniary interest therein (if any). As cofounder of Ikarian Capital, LLC, an affiliate of Boothbay Diversified Alpha Master Fund, LP, Vikram Khanna has voting or investment control over Boothbay Diversified Alpha Master Fund, LP. Mr. Khanna disclaims beneficial ownership of any such shares, except to the extent of his pecuniary interest therein (if any). The business address of Boothbay Diversified Alpha Master Fund LP is 140 East 45th Street, 14th Floor, New York, NY 10017.

16 Boothbay Absolute Return Strategies, LP is managed by Boothbay Fund Management LLC. Daniel Bloom, as Chief Financial Officer and Chief Commercial Officer of Boothbay Fund Management LLC, has voting or investment control over the shares held by Boothbay Absolute Return Strategies, LP. Each of Boothbay Fund Management LLC and Mr. Bloom disclaims beneficial ownership of any such shares, except to the extent of its or his pecuniary interest therein (if any). As cofounder of Ikarian Capital, LLC, an affiliate of Boothbay Absolute Return Strategies, LP, Vikram Khanna has voting or investment control over the shares held by Boothbay Absolute Return Strategies, LP. Mr. Khanna disclaims beneficial ownership of any such shares, except to the extent of his pecuniary interest therein (if any). The business address of Boothbay Absolute Return Strategies, LP is 140 East 45th Street, 14th Floor, New York, NY 10017.

17 Ikarian Healthcare Master Fund, LP is managed by Ikarian Capital, LLC. Neil T. Shahrestani, as Chief Executive Officer of Ikarian Capital, LLC, has voting or investment control over the shares held by Ikarian Healthcare Master Fund, LP. Each of Ikarian Capital, LLC and Mr. Shahrestani disclaims beneficial ownership of any such shares, except to the extent of its or his pecuniary interest therein (if any). As cofounder of Ikarian Capital, LLC, Vikram Khanna has voting or investment control over the shares held by Ikarian Healthcare Master Fund, LP. Mr. Khanna disclaims beneficial ownership of any such shares, except to the extent of his pecuniary interest therein (if any). The business address of Ikarian Healthcare Master Fund, LP is 100 Crescent Court, Suite 1620, Dallas, TX 75201.

We may require the selling stockholders to suspend the sales of the common stock offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect, or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

Information concerning the selling stockholders may change from time to time and any changed information will be set forth in prospectus supplements if and when necessary.

PLAN OF DISTRIBUTION

The selling stockholders, including their respective pledgees, donees, transferees or other successors-in-interest, may from time to time offer some or all of the shares of common stock covered by this prospectus. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

The selling stockholders will not pay any of the costs, expenses and fees in connection with the registration of the shares of common stock covered by this prospectus, but each selling stockholder will pay any and all underwriting discounts, selling commissions and stock transfer taxes, if any, attributable to sales of shares by that selling stockholder. We will not receive any proceeds from the sale of the shares of our common stock covered by this prospectus.

Each of the selling stockholders may sell shares of common stock covered by this prospectus from time to time, and may also decide not to sell all or any of the shares of common stock that it is allowed to sell under this prospectus. The selling stockholders will act independently of us in making decisions regarding the timing, manner and size of each sale. These dispositions may be at fixed prices, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at privately negotiated prices. Sales may be made by the selling stockholders in one or more types of transactions, which may include:

•	purchases by underwriters, dealers and agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares of common stock for whom they may act as agent;

•	one or more block transactions, including transactions in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

•	ordinary brokerage transactions or transactions in which a broker solicits purchases;

•	purchases by a broker-dealer or market maker, as principal, and resale by the broker-dealer for its account;

•	the pledge of shares of common stock for any loan or obligation, including pledges to brokers or dealers who may from time to time effect distributions of shares of common stock;

•	short sales or transactions to cover short sales relating to the shares of common stock;

•	one or more exchanges or over-the-counter market transactions;

•	through distribution by a selling stockholder or its successor in interest to its members, general or limited partners or stockholders (or their respective members, general or limited partners or stockholders);

•	privately negotiated transactions;

•	the writing of options, whether the options are listed on an options exchange or otherwise;

•	distributions to creditors and equity holders of a selling stockholder; and

•	any combination of the foregoing, or any other available means allowable under applicable law.

A selling stockholder may also resell all or a portion of its shares of common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided it meets the criteria and conforms to the requirements of Rule 144.

A selling stockholder may enter into sale, forward-sale and derivative transactions with third parties, or may sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those sale, forward-sale or derivative transactions, the third parties may sell securities covered by this prospectus or the applicable prospectus supplement, including in short sale transactions and by issuing securities that are not covered by this prospectus but are exchangeable for or represent beneficial interests in the common stock. The third parties also may use shares received under those sale, forward-sale or derivative arrangements, or shares pledged by a selling stockholder or borrowed from a selling stockholder or others to settle such third-party sales or to close out any related open borrowings of common stock. The third parties may deliver this prospectus in connection with any such transactions. Any third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment to the registration statement of which this prospectus is a part).

In addition, a selling stockholder may engage in hedging transactions with broker-dealers in connection with distributions of common stock or otherwise. In those transactions, broker-dealers may engage in short sales of securities in the course of hedging the positions they assume with a selling stockholder. A selling stockholder may also sell securities short and redeliver securities to close out such short positions. A selling stockholder may also enter into option or other transactions with broker-dealers which require the delivery of securities to the broker-dealer. The broker-dealer may then resell or otherwise transfer such securities pursuant to this prospectus. A selling stockholder also may loan or pledge shares, and the borrower or pledgee may sell or otherwise transfer the common stock so loaned or pledged pursuant to this prospectus. Such borrower or pledgee also may transfer those shares of common stock to investors in our securities or a selling stockholder’s securities or in connection with the offering of other securities not covered by this prospectus.

To the extent necessary, we may amend or supplement this prospectus from time to time to describe a specific plan of distribution. We will file a supplement to this prospectus, if required, upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock through a block trade, offering or a purchase by a broker or dealer. The applicable prospectus supplement will set forth the specific terms of the offering, including:

•	the number of shares of common stock offered;

•	the price of such common stock;

•	the proceeds to the selling stockholder from the sale of such common stock;

•	the names of the underwriters or agents, if any;

•	any underwriting discounts, agency fees or other compensation to underwriters or agents; and

•	any discounts or concessions allowed or paid to dealers.

In connection with sales of common stock covered hereby, a selling stockholder and any underwriter, broker-dealer or agent and any other participating broker-dealer that executes sales for a selling stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act. Accordingly, any profits realized by such selling stockholder and any compensation earned by such underwriter, broker-dealer or agent may be deemed to be underwriting discounts and commissions. Because selling stockholders may be deemed to be “underwriters” under the Securities Act, selling stockholders must deliver this prospectus and any prospectus supplement in the manner required by the Securities Act. This prospectus delivery requirement may be satisfied through the facilities of Nasdaq in accordance with Rule 153 under the Securities Act.

We or selling stockholders may agree to indemnify any underwriters, broker-dealers and agents against or contribute to any payments the underwriters, broker-dealers or agents may be required to make with respect to, civil liabilities, including liabilities under the Securities Act. Underwriters, broker-dealers and agents and their affiliates are permitted to be customers of, engage in transactions with, or perform services for us and our affiliates or the selling stockholders or their respective affiliates in the ordinary course of business.

Selling stockholders will be subject to applicable provisions of Regulation M of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the common stock by a selling stockholder. Regulation M may also restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the common stock. These restrictions may affect the marketability of such common stock.

In order to comply with applicable securities laws of some states, the common stock may be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states shares of common stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirements is available. In addition, any shares of common stock of a selling stockholder covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold in open market transactions under Rule 144, rather than pursuant to this prospectus.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon by Dentons US LLP.

EXPERTS

The consolidated financial statements of Immunic, Inc. as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022 incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2022, have been so incorporated in reliance on the report of Baker Tilly US, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus forms part of a registration statement on Form S-3 that we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement or the documents incorporated by reference herein and therein. For further information with respect to us and the securities being offered under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement and the documents incorporated by reference herein and therein. You should rely only on the information contained in this prospectus or incorporated by reference herein. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page, regardless of the time of delivery of this prospectus or any sale of the securities offered hereby.

We file annual, quarterly and other reports, proxy and information statements and other information with the SEC. The SEC maintains a website that contains reports, proxy statements and other information regarding us. The address of the SEC website is www.sec.gov. We maintain a website at www.imux.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. Investors should not rely on any such information in deciding whether to purchase our common stock. We have included our website address in this prospectus solely as an inactive textual reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including our Compensation Committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K. This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on February 23, 2023;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed on May 11, 2023;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, filed on August 3, 2023;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed on November 14, 2023;

•	our definitive Proxy Statement for our 2023 annual meeting of stockholders, filed on May 1, 2023;

•	our definitive Proxy Statement for our 2024 special meeting of stockholders, filed on February 5, 2024;

•	our Current Report on Form 8-K, filed on January 20, 2023;

•	our Current Report on Form 8-K, filed on February 9, 2023;

•	our Current Report on Form 8-K, filed on February 23, 2023

•	our Current Report on Form 8-K, filed on March 13, 2023;

•	our Current Report on Form 8-K, filed on April 5, 2023;

•	our Current Report on Form 8-K, filed on April 27, 2023;

•	our Current Report on Form 8-K, filed on May 4, 2023;

•	our Current Report on Form 8-K, filed on May 11, 2023

•	our Current Report on Form 8-K, filed on June 30, 2023;

•	our Current Report on Form 8-K, filed on August 3, 2023

•	our Current Report on Form 8-K, filed on October 10, 2023;

•	our Current Report on Form 8-K, filed on October 18, 2023;

•	our Current Report on Form 8-K, filed on November 14, 2023;

•	our Current Report on Form 8-K, filed on December 21, 2023;

•	our Current Report on Form 8-K, filed on January 5, 2024; and

•	the description of our common stock contained in our registration statement on Form 8-Al2B, filed with the SEC on November 15, 2013 (File No. 001-36201), and all amendments or reports filed for the purpose of updating such description.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

Immunic, Inc.
Attn: Corporate Secretary
1200 Avenue of the Americas, Suite 200
New York, New York 10036

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of the various expenses, all of which we will pay, in connection with the issuance and distribution of the common stock being registered. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee:

SEC Registration Fee	$10,115.25
Accounting Fees and Expenses	$7,500
Legal Fees and Expenses	$50,000
Miscellaneous	$10,000
Total	$77,615.25

Item 15. Indemnification of Directors and Officers.

We are incorporated under the laws of the state of Delaware. Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Further subsections of DGCL Section 145 provide that:

(1)	to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection therewith;

(2)	the indemnification and advancement of expenses provided for pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; and

(3)	the corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Section 145 of the DGCL makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify our officers and directors under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Our bylaws provide, in effect, that, to the fullest extent and under the circumstances permitted by Section 145 of the DGCL, we will indemnify any person (and the estate of any person) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of our company or is or was serving at our request as a director or officer of another corporation or enterprise. We may, in our discretion, similarly indemnify its employees and agents.

We have entered into indemnification agreements with our officers and directors.

Our certificate of incorporation relieves our directors from monetary damages to us or our stockholders for breach of such director’s fiduciary duty as a director to the fullest extent permitted by the DGCL. Under Section 102(b)(7) of the DGCL, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for acts or omissions not in good faith, or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent violations of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (iv) for any transactions from which the director derived an improper personal benefit.

We currently maintain an insurance policy which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by directors and officers in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of our company.

Item 16. Exhibits.

See the Exhibit Index attached to this registration statement and incorporated herein by this reference.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fees” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions described in Item 15, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of any registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each appropriate registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Exhibit

5.1	Opinion of Dentons US LLP
23.1	Consent of Baker Tilly US, LLP, Independent Registered Public Accounting Firm
23.2	Consent of Dentons US LLP (contained in Exhibit 5.1.)
24.1	Power of Attorney
107	Calculation of Filing Fee tables

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 13, 2024.

IMMUNIC, INC.

By:	/s/ Daniel Vitt
Name:	Daniel Vitt
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel Vitt and Glenn Whaley, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agent, with full power of each to act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments and any registration statement for the same offering that is to be effective under Rule 462(b) of the Securities Act), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents, or any of them or their substitute or resubstitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Daniel Vitt	President, Chief Executive Officer and Director	February 13, 2024
Daniel Vitt	(principal executive officer)

/s/ Duane Nash	Executive Chairman of the Board	February 13, 2024
Duane Nash

/s/ Glenn Whaley	Chief Financial Officer	February 13, 2024
Glenn Whaley	(principal financial and accounting officer)

/s/ Tamar Howson	Director	February 13, 2024
Tamar Howson

/s/ Joerg Neermann	Director	February 13, 2024
Joerg Neermann

/s/ Richard Rudick	Director	February 13, 2024
Richard Rudick

/s/ Barclay Phillips	Director	February 13, 2024
Barclay Phillips

/s/ Monika Maria Törnsén	Director	February 13, 2024
Monika Maria Törnsén